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                                                                    EXHIBIT 99.1

Wednesday November 22, 4:18 pm Eastern Time

Press Release

Varco International Inc. Declares Dividend Distribution of Preferred Share Purchase Rights

HOUSTON & ORANGE, Calif.--(BUSINESS WIRE)--Nov. 22 2000--The board of directors of Varco International Inc. (NYSE:VRC - news) has declared a dividend
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distribution of one Preferred Share Purchase Right on each outstanding share of
Varco International common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the company at an exercise price of $75.00. The Varco International board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are intended to enable all Varco International stockholders to realize the long-term value of their investment in the company. They do not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board of directors prior to attempting a takeover. The Rights Plan will expire in 2010.

The Rights are not being distributed in any response to any specific effort to acquire control of the company. The Rights are designed to assure that all Varco International stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Varco International without paying all stockholders a control premium.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Varco International having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is generally defined as a person who acquires 15% or more of the outstanding common stock of Varco International. If Varco International is acquired in a merger or other business combination transaction which has not been approved by the board of directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights plan will be payable to stockholders of record on Dec. 4, 2000. The Rights will expire in 10 years. The Rights distribution is not taxable to stockholders.
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Varco International Inc. is the world's leading manufacturer and supplier of innovative drilling equipment and rig instrumentation, oilfield tubular inspections and internal coating techniques, solids control systems and services, and coiled tubing and pressure control equipment for both land and offshore drilling operations.

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Contact:
     Varco International Inc., Houston
     James F. Maroney III, 713/799-5100